UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 24, 2021

Millennium Investment & Acquisition Co. Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

811-22156

(Commission File Number)

20-4531310

(IRS Employer Identification No.)

301 Winding Road

Old Bethpage, NY 11804

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (212) 750-0371

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Shares	MILC	OTC PINK

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01 Other Events.

SMC Global Stock Sale

As previously disclosed, Millennium Investment & Acquisition Company, Inc. (“MILC”) has entered into a Right to Sell Agreement (the “Right to Sell”) with the “promoter group” of SMC Global (“SMC”) pursuant to which MILC will have a right to sell 100,000 shares of SMC back to the “promoter group” on the first day of each month commencing with April 1, 2016, and continuing until SMC completes a qualified public offering and listing on either a primary stock exchange in India or the United States. The purchase price will be the Fair Market Value, as defined, of the stock at the time of the transaction. There can be no assurance the “promoter group” will comply with their obligations related to the Right to Sell Agreement. Pursuant to this Right to Sell, On February 23, 2021, MILC completed the sale of 1,800,000 shares of SMC for net proceeds of $1,058,315.40. This translates to approximately $.59 per SMC share which is net of an approximately 20% India withholding tax that MILC is seeking to recover with no assurance as to the amount that will ultimately be reclaimed.

After giving effect to the sales described herein, MILC holds 3,404,690 shares of SMC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2021

MILLENNIUM INVESTMENT & ACQUISITION COMPANY, INC.

By	/s/ David H. Lesser
David H. Lesser
Chairman, CEO, Secretary & Treasurer